    As filed with the Securities and Exchange Commission on January 11, 2001

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         ------------------------------

                       REGISTRATION STATEMENT ON FORM S-3

                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                           TITAN PHARMACEUTICALS, INC.

               (Exact name of Issuer as specified in its charter)

               Delaware                                  2836                                94-3171940
 ---------------------------------------  ------------------------------------   -------------------------------
     (State or other jurisdiction            (Primary standard industrial                 (I.R.S. employer
           of incorporation)                  classification code number)              identification number)

                             400 Oyster Point Blvd.
                      South San Francisco, California 94080
                                 (650) 244-4990
              (Address and telephone number of principal executive
                    offices and principal place of business)

                         ------------------------------

     Louis R. Bucalo, M.D., Chairman, President and Chief Executive Officer
                           Titan Pharmaceuticals, Inc.
                             400 Oyster Point Blvd.
                      South San Francisco, California 94080
                                 (650) 244-4990
            (Name, address and telephone number of agent for service)

                         ------------------------------

                                   Copies to:
                               Fran Stoller, Esq.
                                 Loeb & Loeb LLP
                                 345 Park Avenue
                            New York, New York 10154
                                 (212) 407-4000


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


        CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933


============================================================================================================================
                                                               Proposed Maximum      Proposed Maximum
           Title of Each Class                Amount to      Aggregate Price per    Aggregate Offering       Amount of
     of Securities to be Registered         be Registered        Security(1)              Price          Registration Fee
----------------------------------------------------------------------------------------------------------------------------
              Common Stock                     93,590               $22.98              $2,150,698             $537
============================================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee. The price shown is the average of the high and low price of the Common Stock on January 8, 2001 as reported by the American Stock Exchange.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED JANUARY 11, 2001

PROSPECTUS

                                  93,590 SHARES

                           TITAN PHARMACEUTICALS, INC.

                                  COMMON STOCK


         Selling stockholders named in this prospectus are offering all of the shares to be sold in this offering. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the American Stock Exchange under the symbol TTP. On January , 2001, the closing price of the common stock was $____.







         AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.










         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









                 The date of this prospectus is _________, 2001

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, AND THE FINANCIAL STATEMENTS AND RELATED NOTES WHICH ARE INCORPORATED BY REFERENCE HEREIN.

OUR COMPANY

         We are a biopharmaceutical company developing proprietary therapeutics for the treatment of central nervous system disorders and cancer. We currently have nine products in development, with seven products in clinical development including two products in expanded human trials for safety and efficacy, known as Phase III clinical trials. We also have five products in trials for preliminary efficacy and dosing and in trials for initial human safety and evidence of efficacy, known as Phase II and Phase I/II clinical trials, respectively. In addition to these programs, we have two products in preclinical development. We are independently developing our product candidates as well as utilizing strategic partnerships, including collaborations with Novartis Pharma AG and Schering AG. These collaborations help fund product development and enable us to retain significant economic interest in our products.

OUR CLINICAL DEVELOPMENT PROGRAMS

ZOMARIL - SCHIZOPHRENIA

         Our lead product candidate, Zomaril, is being developed for the treatment of schizophrenia, the most common form of psychosis. Approximately 2.5 million people in the U.S. are afflicted with the disease, and in 1999, drug therapy for schizophrenia totaled over $4.0 billion in sales worldwide. While efficacious in reducing psychotic symptoms and allowing patients to function more normally, currently marketed drugs are each marked by one or more side effects, including weight gain and extrapyramidal symptoms such as involuntary muscle movements and rigidity. Zomaril acts by selectively binding with serotonin and dopamine receptors in the brain. This binding action helps to reverse the neurotransmitter imbalance believed to be the cause of the symptoms of schizophrenia. Novartis, our worlwide marketing partner in all countries except Japan, is funding clinical trials and will pay us a royalty on net product sales.

         Zomaril is currently being evaluated in an extensive Phase III program administered by Novartis comprising over 3,300 patients at 208 sites in 24 countries. Novartis has informed us that the first and second of three planned efficacy studies have been completed, and enrollment in the third study has passed the 50% level with completion expected around the end of the first quarter of 2001. We have been advised by Novartis that in both completed efficacy studies, Zomaril statistically significantly reduced the symptoms of schizophrenia, and demonstrated an excellent tolerability profile with a lower incidence of extrapyramidal symptoms and other significant side effects. Zomaril is also being investigated in three 12 month safety studies as part of the Phase III program.

SPHERAMINE - PARKINSON'S DISEASE

         We are developing our Spheramine product for the treatment of Parkinson's disease, a chronic and progressive neurological disease afflicting over one million people in the U.S. that occurs when dopamine-producing neurons, or nerve cells, die. Spheramine consists of cultured dopamine-producing human retinal pigment epithelial, or RPE, cells. Using our patented cell-coated microcarrier (CCM) technology, RPE cells are adhered to gelatin microcarriers, which enable the long-term functioning of the cells in the brain. Blinded and controlled preclinical studies have established the substantial and long-term effectiveness of Spheramine in a primate model of Parkinson's disease. We have begun Phase I/II clinical trials and initiated treatment in three patients. Schering, our corporate partner in the development of Spheramine, will fund clinical development, manufacturing and commercialization and pay us a royalty on net product sales.

CANCER IMMUNOTHERAPEUTICS

         We are developing three cancer immunotherapeutics which utilize monoclonal antibodies to stimulate the immune system to treat cancer. We have established several collaborations with government-sponsored clinical cooperative groups to help fund our cancer immunotherapy products.

         CEAVAC. Our CeaVac product has potential utility in the treatment of cancers of the glands or glandular tissues. We are sponsoring a Phase III trial of CeaVac in the treatment of Dukes D colorectal cancer, and a cooperative group plans to initiate an additional Phase III trial this year in Dukes C colorectal cancer. CeaVac will also be tested in two Phase II trials by cooperative groups.

         TRIAB. Our TriAb product has potential utility in the treatment of breast, ovarian and non-small cell lung cancers. We are evalutating TriAb in a Phase II trial in advanced breast cancer.

         TRIGEM. Our TriGem product has potential utility in the treatment of melanoma, small cell lung cancer and sarcoma. TriGem has been studied in a Phase II trial of malignant melanoma and a cooperative group plans to study a combination of TriGem and TriAb in a Phase II trial in small cell lung cancer.

OTHER CANCER PRODUCTS

         We are studying our Pivanex product in a Phase II trial in non-small cell lung cancer patients and have planned a Phase II trial in liver cancer. We have also planned studies of our gallium maltolate product in Phase II trials for myeloma and prostate cancer.

OUR BUSINESS STRATEGY

         Our objective is to become the leading biopharmaceuticals company focused on central nervous system disorders and cancer. Key elements of our strategy include the ability to:

         ESTABLISH A LARGE AND DIVERSIFIED PRODUCT PORTFOLIO. We believe that by building a large and diverse product line with product candidates at various stages of clinical development, we can improve the probability of successful product development.

         COST-EFFECTIVELY ACQUIRE INNOVATIVE DRUG CANDIDATES. We have established expertise in identifying and cost-effectively in-licensing and acquiring novel product candidates, focusing on products and technologies with compelling preclinical or early clinical data, or that offer promising therapeutic approaches with demonstrated scientific proof of principle.

         FOCUS ON LATER STAGE DEVELOPMENT. Our product acquisition strategy allows us to focus on the clinical development stage of drug development by leveraging the expertise and resources of third parties for clinical trial operations and manufacturing.

         ESTABLISH CORPORATE COLLABORATIONS WITH GLOBAL PHARMACEUTICAL COMPANIES. We have established partnerships with global pharmaceutical companies to assist in the development and commercialization of our products, helping to accelerate the development time while allowing us to retain significant economic interest in our products.

         Our executive offices are located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080, and our telephone number is (650) 244-4990.

                                  RISK FACTORS

         An investment in our shares involves various risks. You should carefully consider the following risk factors and other information incorporated by reference herein before deciding to purchase shares.

         WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NEVER BE PROFITABLE. From our inception in 1992 through September 30, 2000, we had accumulated net losses of approximately $80.2 million. We will continue to incur losses for the foreseeable future as a result of the various costs associated with our research, development, financial, administrative, regulatory and management activities. We may never achieve or sustain profitability.

         OUR PRODUCTS ARE AT VARIOUS STAGES OF DEVELOPMENT AND MAY NOT BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED. We do not currently have any products being sold on the commercial market. Our proposed products are at various stages of development, but all will require significant further capital expenditures, development, testing and regulatory clearances prior to commercialization. We are subject to the risk that some or all of our proposed products:

         -   will be found to be ineffective or unsafe;
         -   will not receive necessary regulatory clearances;
         -   will be unable to get to market in a timely manner;
         - will not be capable of being produced in commercial quantities at reasonable costs;
         - will not be successfully marketed; or o will not be widely accepted by the physician community.

         We may experience unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and our costs and expenses could exceed current estimates. We cannot predict whether we will successfully develop and commercialize any products. Of our product candidates, Zomaril is furthest in development and any significant delays in its development, regulatory approval or commercialization may seriously harm our business.

         Our Spheramine product is based upon new technology which may be risky and fail to show efficacy. We are not aware of any other cell therapy products that have been approved by the United States Food and Drug Administration or FDA or any similar foreign government entity and cannot assure you that we will be able to obtain the required regulatory approvals for any products based upon such technology.

         WE MUST COMPLY WITH EXTENSIVE GOVERNMENT REGULATIONS. Our research, development, preclinical and clinical trial activities and the manufacture and marketing of any products that we may successfully develop are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and other countries. The process of obtaining required regulatory approvals for drugs, including conducting preclinical and clinical testing to determine safety and efficacy, is lengthy, expensive and uncertain. Even after such time and expenditures, we may not obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. We have limited experience in obtaining FDA approval. Regulatory approval may entail limitations on the indicated usage of a drug, which may reduce the drug's market potential. Even if regulatory clearance is obtained, post-market evaluation of the products, if required, could result in restrictions on a product's marketing or withdrawal of the product from the market as well as possible civil and criminal sanctions. We depend on third-party laboratories and medical institutions conducting preclinical studies and clinical trials for our products to maintain both good laboratory and good clinical practices, which are outside our direct control. We will also depend upon third party manufacturers for the production of any products we may successfully develop to comply with current Good Manufacturing Practices, which are similarly outside our direct control.

         Our regulatory submissions may be delayed or we may cancel plans to make submissions for proposed products for a number of reasons, including:

         -   unanticipated preclinical testing or clinical trial reports;
         -   changes in regulations or the adoption of new regulations;
         -   unanticipated enforcement of existing regulations;
         -   unexpected technological developments; and
         -   developments by our competitors.

         Consequently, we cannot assure you that we will make our submissions promptly, or at all, or that our submissions will meet the approval from the FDA. If we and our corporate partners are unable to obtain regulatory approval for our products, our business will be seriously harmed.

         In addition, we and our collaborative partners may be subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other local, state, federal and foreign regulation. We cannot predict the impact of such regulation on us, although it could seriously harm our business.

         WE FACE MANY UNCERTAINTIES RELATING TO OUR HUMAN CLINICAL TRIAL STRATEGY AND RESULTS. In order to obtain the regulatory approvals that we need to commercialize any of our product candidates, we must demonstrate that each product candidate is safe and effective for use in humans for each target indication. Several of our product candidates, including Zomaril and CeaVac, are currently in Phase II and Phase III human clinical trials. We may not be able to demonstrate that any of our product candidates will be safe or effective in these advanced trials that involve larger numbers of patients. Our product development programs may be curtailed, redirected or eliminated at any time for some or all of the following reasons:

         -   unanticipated, adverse or ambiguous results;
         -   undesirable side effects which delay or extend the trials;
         - our inability to locate, recruit and qualify a sufficient number of patients for our trials;
         -   regulatory delays or other regulatory actions;
         - difficulties in manufacturing sufficient quantities of the particular product candidate or any other components needed for our preclinical testing or clinical trials;
         -   change in the focus of our development efforts; and
         -   reevaluation of our clinical development strategy.

         Accordingly, our clinical trials may not proceed as anticipated or otherwise adequately support our applications for regulatory approval.

         We face an inherent risk of clinical trial liability claims in the event that the use or misuse of our product candidates results in personal injury or death. Our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or adversely impact or destroy the prospects for commercialization of the product which is the subject of any such claim.

         WE MAY BE UNABLE TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS.

         Our future success will depend to a significant extent on our ability to:

         - obtain and keep patent protection for our products and technologies on an international basis;
         -   enforce our patents to prevent others from using our inventions;
         -   maintain and prevent others from using our trade secrets; and
         - operate and commercialize products without infringing on the patents or proprietary rights of others.

         We cannot assure you that our patent rights will afford any competitive advantages and these rights may be challenged or circumvented by third parties. Further, patents may not be issued on any of our pending patent applications in the U.S. or abroad. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing or eliminating any advantage of the patent.

         If we sue others for infringing our patents, a court may determine that such patents are invalid or unenforceable. Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims.

         In addition, third parties may sue us for infringing their patents. In the event of a successful claim of infringement against us, we may be required to:

         -   pay substantial damages;
         -   stop using our technologies and methods;
         -   stop certain research and development efforts;
         -   develop non-infringing products or methods; and
         -   obtain one or more licenses from third parties.

         If required, we cannot assure you that we will be able to obtain such licenses on acceptable terms, or at all. If we are sued for infringement, we could encounter substantial delays in development, manufacture and commercialization of our product candidates. Any litigation, whether to enforce our patent rights or to defend against allegations that we infringe third party rights, will be costly, time consuming, and may distract management from other important tasks.

         We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

         WE FACE INTENSE COMPETITION. Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. We face, and will continue to face, competition from numerous companies that currently market, or are developing, products for the treatment of the diseases and disorders we have targeted. Many of these entities have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than we have. We also compete with universities and other research institutions in the development of products, technologies and processes, as well as the recruitment of highly qualified personnel. Our competitors may succeed in developing technologies or products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete. In addition, certain of such competitors may achieve product commercialization or patent protection earlier than us. For example, with respect to Zomaril, several competing products are already on the market and Zomaril, expected to be the fifth or sixth such product, will face significant competition.

         WE ARE DEPENDENT UPON OUR KEY COLLABORATIVE RELATIONSHIPS AND LICENSE AND SPONSORED RESEARCH AGREEMENTS. As a company with limited resources, we rely significantly on the resources of third parties to conduct research and development and complete the regulatory approval process on our behalf. For example, our ability to ultimately derive revenues from Zomaril is almost entirely dependent upon Novartis conducting the Phase III trials and completing the regulatory approval process and implementing the marketing program necessary to commercialize Zomaril if the product is approved by the FDA. Beyond our contractual rights, we cannot control the amount or timing of resources that Novartis devotes to these matters. In addition, we receive substantial government funding for our Spheramine and cancer immunotherapeutic programs. We cannot assure you that we will continue to receive such governmental funding. If such funds are no longer available, some of our current and future development efforts may be delayed or seriously harmed. We depend on our ability to maintain existing collaborative relationships, to develop new collaborative relationships with third parties and to acquire or in-license additional products and technologies for the development of new product candidates. We cannot assure you that any such third-party technology will be available on acceptable terms, if at all.

         Conflicts with our collaborators and strategic partners could have an adverse impact on our relationships with them and impair our ability to enter into future collaborations, either of which could seriously harm our business. Our collaborators have, and may, to the extent permitted by our agreements, develop competing products, preclude us from entering into collaborations with their competitors or terminate their agreements with us prematurely. Moreover, disagreements could arise with our collaborators or strategic partners over rights to our intellectual property and our rights to share in any of the future revenues from products or technologies resulting from use of our technologies, or our activities in separate fields may conflict with other business plans of our collaborators. Schering AG, our collaborator for the development and commercialization of Spheramine, may terminate their sublicense agreement with us for any reason by providing 90 days prior notice to us.

         WE MUST MEET PAYMENT AND OTHER OBLIGATIONS UNDER OUR LICENSE AND SPONSORED RESEARCH AGREEMENT. Our license agreements relating to the in-licensing of technology generally require the payment of up-front license fees and royalties based on sales with minimum annual royalties, the use of due diligence in developing and bringing products to market, the achievement of funding milestones and, in some cases, the grant of stock to the licensor. Our sponsored research agreements generally require periodic payments on an annual or quarterly basis. Our failure to meet financial or other obligations under license or sponsored research agreements in a timely manner could result in the loss of our rights to proprietary technology or our right to have the applicable university or institution conduct research and development efforts.

         WE MAY BE DEPENDENT UPON THIRD PARTIES TO MANUFACTURE AND MARKET ANY PRODUCTS WE SUCCESSFULLY DEVELOP. We currently do not have the resources or capacity to commercially manufacture or directly market any of our proposed products. Collaborative arrangements may be pursued regarding the manufacture and marketing of any products that may be successfully developed. We may be unable to enter into additional collaborative arrangements to manufacture or market any proposed products or, in lieu thereof, establish our own manufacturing operations or sales force.

         WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR GROWTH, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS. Our success will depend on our ability to expand and manage our growth. We may not be able to manage our growth, to meet the staffing requirements of additional collaborative relationships or successfully assimilate and train new employees. If we continue to grow, our existing management skills and systems may not be adequate and we may not be able to manage any additional growth effectively. If we fail to achieve any of these goals, there could be a material adverse effect on our business, financial condition or results of operations.

         WE MAY NOT BE ABLE TO RETAIN OUR KEY MANAGEMENT AND SCIENTIFIC PERSONNEL. As a small company with a limited number of personnel, we are highly dependent on the services of Dr. Louis R. Bucalo, our Chairman, President and Chief Executive Officer, as well as the other principal members of our management and scientific staff. The loss of one or more of such individuals could substantially impair ongoing research and development programs and could hinder our ability to obtain corporate partners. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We compete in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may have to pay higher salaries to attract and retain personnel.

         WE MAY NEED ADDITIONAL FINANCING. At November 30, 2000, we had approximately $116.5 million of cash and investments which we believe will enable us to fund our operations at least through 2005. We may need to seek additional financing after such time to continue our product development activities, and will be required to obtain substantial funding to commercialize any products that we may successfully develop. We do not have any funding commitments or arrangements other than our bank line of credit. If we are unable to generate adequate revenues, enter into a corporate collaboration, complete a debt or equity offering, or otherwise obtain any needed financing, we will be required to reduce, defer or discontinue our product development programs. We may be required to obtain funds on terms that are not acceptable, if at all.

         FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY IMPACT OUR STOCK PRICE. Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to an effective registration statement or otherwise, could have an adverse effect on the price of our securities.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders.

                                 DIVIDEND POLICY

         We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the near future.

                           FORWARD-LOOKING STATEMENTS

         Statements in this prospectus or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors" including, in particular, risks relating to:

         -   the results of ongoing research and development activities;
         - uncertainties relating to pre-clinical and clinical testing, financing and strategic agreements and relationships;
         -   the early stage of products under development;
         -   government regulation;
         -   patent matters; and
         -   competition.

         We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based.

                              SELLING STOCKHOLDERS

         On August 7, 2000, we completed the acquisition of GeoMed pursuant to a merger in which we issued an aggregate of 93,590 shares to the selling stockholders listed in the table below. We agreed to bear expenses, other than fees and expenses of counsel to the selling stockholders, in connection with the registration and sale of the shares. See "Plan of Distribution."

         The following table sets forth information regarding the beneficial ownership of our common stock by the selling stockholders and as adjusted to give effect to the sale of the shares offered hereby. No selling stockholder has held any position or office nor had any material relationship with Titan or its affiliates during the past three years.

                                                                                           Number of Shares
                                                     Number of Shares     Maximum Number     Beneficially       Percentage
                     Name of                        Beneficially Owned       of Shares          Owned        Ownership After
               Selling Stockholder                   Prior to Offering      to be Sold      After Offering       Offering
               -------------------                   -----------------      ----------      --------------       --------
Alza Corporation Retirement Plan                                 599                599             0                  *
Asphalt Green Inc.                                               299                299             0                  *
Harriet Benson                                                    50                 50             0                  *
Lawrence R. Bernstein                                         10,103             10,103             0                  *
Gail Brown                                                       172                172             0                  *
Marnia (Nichols) Brownell                                          5                  5             0                  *
Robert D. Brownell                                                50                 50             0                  *
Butler Family LLC                                                300                300             0                  *
Isabel Chiu                                                       50                 50             0                  *
City of Milford Employee Pension Fund                            599                599             0                  *
City of Stamford Firemen's Pension Fund                          599                599             0                  *
Kenneth A. Clark                                                  56                 56             0                  *
Jane Cozby                                                        50                 50             0                  *
Robert E. Desjardins                                              65                 65             0                  *
Stanley Druckenmiller                                          1,498              1,498             0                  *
Joel Dyar                                                         96                 96             0                  *
Arlene Eisenberg                                                  50                 50             0                  *
Mary Estabil                                                     899                899             0                  *
Alan M. Fleishman                                                 30                 30             0                  *
Arminio Fraga                                                    299                299             0                  *
1994 Levin-Gesundheit Revocable Trust                         10,342             10,342             0                  *
Fred and Lucy Giampino, Joint Tenants                            149                149             0                  *
Gary Gladstein                                                   299                299             0                  *
Susan U. Halpern                                                 299                299             0                  *
Mary Ann S. Hamilton Trust                                       299                299             0                  *
Mark Hanamoto                                                    652                652             0                  *
Hare & Co.                                                       449                449             0                  *
Invemed Associates LLC                                         1,798              1,798             0                  *
Robert Jermain                                                   149                149             0                  *
Cristina H. Kepner                                               299                299             0                  *
Georgina Kilfoil                                                  79                 79             0                  *
Leonard Kingsley                                                 299                299             0                  *
Francis LaPoll                                                    50                 50             0                  *

                                                                                           Number of Shares
                                                     Number of Shares     Maximum Number     Beneficially       Percentage
                     Name of                        Beneficially Owned       of Shares          Owned        Ownership After
               Selling Stockholder                   Prior to Offering      to be Sold      After Offering       Offering
               -------------------                   -----------------      ----------      --------------       --------
Bruce Langone                                                    149                149             0                  *
Elizabeth Larson                                                 299                299             0                  *
Mary C. Levins                                                    26                 26             0                  *
Howard Maibach                                                    50                 50             0                  *
Paul McNulty                                                      29                 29             0                  *
Murray Capital, LLC                                              149                149             0                  *
Mike D. Napier                                                 5,550              5,550             0                  *
Oregon Public Employees Retirement
   Fund                                                        6,234              6,234             0                  *
Penn Footwear Retirement Trust                                   299                299             0                  *
Public Employee Retirement System
   of Idaho                                                    2,847              2,847             0                  *
Nicola J. Place TTEE UA Dtd 6/8/96
   The Place Family Trust F/B/O
   Andrea Fournet                                                707                707             0                  *
Irina-Vlassova Place                                             505                505             0                  *
Nicola J. Place TTEE UA Dtd 6/8/96
   The Place Family Trust F/B/O
   Nicola J. Place                                               707                707             0                  *
Nicola J. Place TTEE UA Dtd 6/8/96
   The Place Family Trust F/B/O
   Tamara Hutten                                                 707                707             0                  *
Virgil A. Place Trust                                          6,705              6,705             0                  *
Nicola J. Place TTEE UA Dtd 6/8/96
   The Place Family Trust F/B/O
   V. Aristophanes K.A.H. Place                                  707                707             0                  *
Baldwin Smith                                                    149                149             0                  *
North American Trust Co. Ttee.
   RBO Phes Scott Smith                                          149                149             0                  *
Andrea Soros                                                     299                299             0                  *
Trust for Alexander G. Soros
   under George Soros 1982 Private
   Lead Trust                                                    299                299             0                  *
George Soros                                                  22,901             22,901             0                  *
Trust for Gregory Soros under
   George Soros 1982 Private
   Lead Trust                                                    299                299             0                  *
Trust for Jonathan Soros under
   George Soros 1982 Private Lead Trust                          299                299             0                  *
Robert Soros                                                     299                299             0                  *
Richard C. Tarbox III                                            180                180             0                  *
Thomas Teague                                                    149                149             0                  *
John Urquhart                                                     50                 50             0                  *
Wells Family LLC                                                 899                899             0                  *
Leland F. Wilson Living Trust                                 10,342             10,342             0                  *
WS Investment Company 96A                                        480                480             0                  *
Zacks Family Foundation, Inc.                                     59                 59             0                  *

------------------
*  Less than 1%

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell shares from time to time:

         -   in transactions on the American Stock Exchange;
         -   in privately negotiated transactions;
         -   through the writing of options on the shares;
         -   or a combination of such methods of sale.

         The may sell their shares:

         -   at fixed prices which may be changed;
         -   at market prices prevailing at the time of sale;
         -   at prices related to such prevailing market prices;
         -   or at negotiated prices.

         The selling stockholders may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from either the selling stockholders, the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. Compensation to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the securities offered hereby have been passed upon for Titan by Loeb & Loeb LLP, New York, New York.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which we have filed with the Commission (File No. 0-27436) pursuant to the Exchange Act of 1934 are incorporated herein by reference:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including any documents or portions thereof incorporated by reference therein;

         2. Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

         3. Our Current Reports on Form 8-K dated February 28, 2000, July 20, 2000 and November 16, 2000.

         4. Our Registration Statement on Form 8-A registering the common stock under the Exchange Act; and

         5. All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

         Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for documents should be directed to us at 400 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Chief Financial Officer, telephone (650) 244-4990.

                              AVAILABLE INFORMATION

         We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1993 covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is an electronic filer, and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company at www.sec.gov./edgar.html.

[Back Cover]

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                TABLE OF CONTENTS

                                                Page
                                                ----
Prospectus Summary...............................2
Risk Factors.....................................5
Use of Proceeds..................................9
Dividend Policy..................................9
Forward-Looking Statements......................10
Selling Stockholders............................11
Plan of Distribution............................13
Legal Matters...................................13
Incorporation of Certain Documents By Reference.13
Available Information...........................14










                           TITAN PHARMACEUTICALS, INC.








                                   PROSPECTUS









                                __________, 2001

                                     PART II

                     Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee................................................          $537.00
Printing and Engraving Expenses.....................................         3,500.00
Legal Fees and Expenses.............................................        15,000.00
Blue Sky Fees and Expenses..........................................         1,000.00
Accounting Fees and Expenses........................................         4,500.00
                                                                           ----------

     Total..........................................................       $24,537.00
                                                                           ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Amended and Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GAL").
Section 145 of the GAL, relating to indemnification, is hereby incorporated herein by reference.

         In accordance with Section 102(a)(7) of the GAL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

         The Registrant also enters into indemnification agreements with each of its officers and directors, the form of which has been filed as Exhibit 10.6 and reference is hereby made to such form.

         In addition, the Registrant currently maintains an officers' and directors' liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities which might be incurred by them solely in such capacities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See
Item 17, "Undertakings."

ITEM 16. EXHIBITS

    3.1         -    Restated Certificate of Incorporation of the Registrant(1)

    3.2         -    Form of Amendment to Restated Certificate of Incorporation of the Registrant(1)

    3.3         -    By-laws of the Registrant(1)

    4.4         -    Form of Underwriter's Unit Purchase Option(1)

                                      II-1

    4.5         -    Form of Investor Rights Agreement between the Registrant and the holders of Series A and
                     Series B Preferred Stock(1)

    4.6         -    Form of Placement Agent's Unit Purchase Option(4)

    4.7         -    Certificate of Designation of Series C Preferred Stock(8)

    5.1         -    Opinion of Loeb & Loeb re: Legality

   10.1         -    1993 Stock Option Plan(1)

   10.2         -    1995 Stock Option Plan(1)

   10.3         -    Employment Agreement between the Registrant and Louis Bucalo dated February 1, 1993, amended as of February 3, 1994(1)

   10.4         -    Employment Agreement between Registrant and Richard Allen dated July 28, 1995(1)

   10.5         -    Employment Agreement between Registrant and Sunil Bhonsle, dated August 6, 1995(1)

   10.6         -    Form of Indemnification Agreement(1)

  +10.9         -    MDR Exclusive License Agreement between Ingenex, Inc. (formerly Pharm-Gen Systems Ltd.) and the Board of Trustees of the University of Illinois dated May 6, 1992(1)

  +10.11        -    License Agreement between Theracell, Inc. and New York University dated November 20, 1992, as amended as of February 23, 1993 and as of February 25, 1995(1)

  +10.12        -    License Agreement between the Registrant and the Massachusetts Institute of Technology dated
                     September 28, 1995(1)

  +10.14        -    Exclusive License Agreement between Ingenex, Inc. and the Board of Trustees of the University
                     of Illinois, dated July 1, 1994(1)

  +10.15        -    Exclusive License Agreement between Ingenex, Inc. and the Board of Trustees of the University
                     of Illinois, dated July 1, 1994(1)

  +10.16        -    License Agreement between Ingenex, Inc. and the Massachusetts Institute of Technology, dated
                     September 11,1 992(1)

  +10.17        -    License Agreement between Ingenex, Inc. and Baylor College of Medicine, dated October 21,
                     1992(1)

   10.18        -    Lease for Registrant's facilities(2)

  +10.19        -    License Agreement between Theracell, Inc. and the University of South Florida dated March 15,
                     1996(3)

                                      II-2

  +10.20        -    License Agreement between Trilex Pharmaceuticals, Inc. (formerly Ascalon Pharmaceuticals,
                     Inc.) and the University of Kentucky Research Foundation dated May 30, 1996(4)

  +10.22        -    License Agreement between the Registrant and Hoechst Marion Roussel, Inc. effective as of
                     December 31, 1996(5)

   10.23        -    Employment Agreement between Registrant and Robert E. Farrell dated August 9, 1996(5)

   10.24        -    Financing Agreement between the Registrant and Ansan Pharmaceuticals, Inc. dated March 21,
                     1997(6)

   10.25        -    Agreement for Purchase and Sale of Assets between the Registrant and Pharmaceuticals Product
                     Development, Inc. dated June 4, 1997(6)

  +10.27        -    License Agreement between the Registrant and Bar-Ilan Research and Development Company
                     Limited effective November 25, 1997(7)

   10.28        -    License Agreement between the Registrant and Ansan Pharmaceuticals, Inc. dated November 24,
                     1997(7)

   10.29        -    Stock Purchase Agreement between the Registrant and Ansan Pharmaceuticals, Inc. effective
                     November 25, 1997(7)

  +10.30        -    Sublicense Agreement between the Registrant and Novartis Pharma AG dated November 20, 1997(7)

   10.31        -    1998 Stock Option Plan(9)

 ++10.32        -    License Agreement between the Registrant and Schering AG dated January 25, 2000(10)

   10.34        -    Agreement and Plan of Merger by and among the Registrant, GeoMed Merger Sub Corp., GeoMed,
                     Inc. and Dr. Lawrence Bernstein, Dr. Neil Gesundheit, Leland Wilson and Dr. Virgil Place
                     dated July 11, 2000(11)

   23.1         -    Consent of Loeb & Loeb

   23.2         -    Consent of Ernst & Young LLP, Independent Auditors


+ Confidential treatment has been granted with respect to portions of this exhibit.

++ Confidential treatment has been requested with respect to portions of this exhibit.

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 33-99386).

(2) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.

(3) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1996.

(4) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-13469).

(5) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996.

(6) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1997.

(7) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-42367).

(8) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

(9) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

(11) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2000.

ITEM 17. UNDERTAKINGS

        Undertaking Required by Item 512 of Regulation S-K.

        The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on the 10th day of January, 2001.

                                     TITAN PHARMACEUTICALS, INC.


                                     By:  /s/ Louis R. Bucalo
                                          --------------------------------------
                                          Louis R. Bucalo, M.D., Chairman,
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Louis R. Bucalo and Robert Farrell, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

                 Signature                                       Title                            Date
-----------------------------------------   ---------------------------------------------  -------------------
/s/ Louis R. Bucalo                           Chairman of the Board, President and Chief   January 10, 2001
-----------------------------------------     Executive Officer (principal executive
Louis R. Bucalo, M.D.                         officer)

/s/ Ernst Gunter-Afting                       Director                                     January 10, 2001
-----------------------------------------
Ernst-Gunter Afting, M.D., Ph.D.

/s/ Victor J. Bauer                           Director                                     January 10, 2001
-----------------------------------------
Victor J. Bauer, Ph.D.

/s/ Eurelio Cavalier                          Director                                     January 10, 2001
-----------------------------------------
Eurelio Cavalier

/s/ Michael K. Hsu                            Director                                     January 10, 2001
-----------------------------------------
Michael K. Hsu

/s/ Hubert E. Huckel                          Director                                     January 10, 2001
-----------------------------------------
Hubert E. Huckel, M.D.

                                      II-5

/s/ Ley Smith                                 Director                                     January 10, 2001
-----------------------------------------
Ley Smith, M.D.

/s/ Konrad M. Weis                            Director                                     January 10, 2001
-----------------------------------------
Konrad M. Weis, Ph.D.

/s/ Robert E. Farrell                         Executive Vice President and Chief           January 10, 2001
-----------------------------------------     Financial Officer (principal financial and
Robert E. Farrell                             accounting officer)


                                      II-6